Exhibit 10.1

CONVERTIBLE BOND SALE AND PURCHASE AGREEMENT

Between

AXESS TELECOM CO., LTD.

and

AXESSTEL, INC.

February 16, 2005

CONVERTIBLE BOND SALE AND PURCHASE AGREEMENT

This AGREEMENT is made and entered into on this 16th day of February 2005, by and between Axess Telecom Co., Ltd., a Korean corporation having its registered office at Sungdo Bldg., 9th Fl., 587-23, Sinsa-Dong, Gangnam-Gu, Seoul, Korea, 135-747 (the “Company”), and Axesstel, Inc., a Nevada corporation whose address is at 6815 Flanders Drive, Suite 210, San Diego, CA 92121, U.S.A. (“Purchaser”).

RECITALS

WHEREAS, the Company has agreed to issue and sell, and Purchaser has agreed to purchase, upon the terms and subject to the conditions of this Agreement, one (1) Convertible Bond of the Company, par value KRW 1,000,000,000 per bond (the “Convertible Bond”);

NOW, THEREFORE, the parties agree as follows:

I.	Definitions

“Agreement” means this convertible bond purchase agreement, including all amendments, modifications and supplements and any exhibits to any of the foregoing, as the same may be in effect at the time such reference becomes operative.

“Articles of Incorporation” means the articles of incorporation of the Company as may be amended from time to time.

“Axess Trademarks” means the trademark Axess registered in Korea and assigned registration No. 552325 and all confusingly similar trademarks, including but not limited to, the marks Axess Telecom and Axesstel.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday or a national holiday in the Republic of Korea.

“Closing” means the closing of the Agreement as set forth in Section 2.2.

“Closing Date” means the day of Closing as shall be mutually agreed upon by the parties as set forth in Section 2.2.

“Common Stock” means the common stock, par value KRW 500 per share of the Company.

“Conversion Price” means the conversion price per share applicable to Common Stock as set forth in the Terms of Convertible Bond.

“Convertible Bond” means the Company’s Convertible Bond, par value KRW 1,000,000,000 per bond, the terms of which are set forth in the Terms of Convertible Bond.

“Governmental Authority” means any nation or government, any state, municipality, or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, a security interest as to assets owned by the relevant Person).

“Losses” shall have the meaning as set forth in Section 6.1.

“Maturity Date” means the date when the Convertible Bond is to be settled as set forth in Section 4 of the Terms of the Convertible Bond.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or Governmental Authority.

“Terms of the Convertible Bond” means the Terms of Convertible Bond of the Company, setting forth the terms and conditions of the Convertible Bond, in the form attached as Exhibit A to this Agreement.

II.	The Purchase of Convertible Bond; Axess Trademarks

2.1	Purchase of Convertible Bond.

Subject to the terms and conditions set forth in this Agreement, Purchaser agrees to subscribe for and purchase from the Company, and the Company agrees to issue and sell to Purchaser, on the Closing Date, one (1) Convertible Bond, in the amounts to be purchased by Purchaser. The aggregate purchase price for the Convertible Bond subscribed for by Purchaser (“Total Purchase Price”) is KRW 1,000,000,000, which for purposes of payment, the Purchaser shall pay Nine Hundred Seventy-five Thousand United States Dollars ($975,000.00), payable in full on the Closing Date in accordance to Section 2.2 below.

2.2	Closing.

The Closing shall occur on the 16th day of February, 2005, on which Closing Date, Purchaser shall initiate payment of the Total Purchase Price for the Convertible Bond due, in immediately available funds in United States Dollars by wire transfer to an account of the Company designated by the Company in writing to Purchaser prior to the Closing Date, and the Company shall execute and deliver to Purchaser a receipt evidencing Purchaser’s payment and shall record on its books that Purchaser is the holder of the Convertible Bond. The Convertible Bond shall be represented simply by this Agreement and its exhibit, and no further certificate or other writing representing the Convertible Bond shall be issued. Effective upon Purchaser’s payment of the Total Purchase Price, the Company shall be deemed to have issued and delivered the Convertible Bond to Purchaser, and Purchaser shall be the owner and holder of the Convertible Bond, all without the need for further documentation.

2.3	Axess Trademarks.

The Company shall cease all use of each of the Axess Trademarks not later than 60 days after the Closing Date and shall not thereafter make any use of any of the Axess Trademarks. If the Company breaches this Section 2.3, (i) such breach will constitute an Event of Default under the Convertible Bond, and (ii) within 5 days of written demand from Purchaser, the Company shall pay cash to Purchaser in the amount of One Million United States Dollars ($1,000,000 US) as liquidated damages, which shall be in addition to all amounts payable under the Convertible Bond. The parties agree that in the event of such a breach, it would be difficult to calculate the amount of actual damages suffered by Purchaser, and that the amount of such liquidated damages is reasonable under the circumstances existing at the time of this Agreement.

2.4	Security Interest.

To secure the obligations of the Company under the Convertible Bond, the Company hereby grants to Purchaser a security interest on all of the assets of the Company. The Company represents that the security interest is a first Lien on all assets of the Company that are unencumbered as of the date of this Agreement and, with respect to all other assets of the Company, is subordinate only to Liens in effect on the date of this Agreement. The Company shall not grant additional Liens on its assets or increase the amount of indebtedness that any Lien secures.

III.	Transfer Restrictions

In no event shall Purchaser, directly or indirectly, transfer (as defined below) any rights contained in the Convertible Bond or the Convertible Bond itself without the prior written consent of the Company. As used herein, “Transfer” means to sell, transfer, assign, pledge, option, mortgage, hypothecate or otherwise dispose of or encumber, whether with or without consideration and whether voluntary or involuntary or by operation of law.

IV.	The Company’s Representations and Warranties

The Company hereby represents and warrants to Purchaser that:

4.1	Corporate Existence; Good Standing and Qualification.

The Company is a corporation duly organized, validly existing and in good standing under the laws of Korea. The Company has the corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted, to execute and deliver this Agreement, to issue and sell the Convertible Bond and the shares of Common Stock issuable upon the conversion of the Convertible Bond, and to carry out the provisions of this Agreement and such other agreements and instruments. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

4.2	Authorized and Outstanding Shares of Capital Stock.

As of the date hereof, the authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value KRW 500 per share, of which 14,510,481 shares of Common Stock are issued and outstanding. All such issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

4.3	Authorization and Issuance of Convertible Bond.

(a) The issuance of the Convertible Bond has been duly authorized by all necessary corporate action on the part of the Company and, upon payment of the Total Purchase Price in accordance with the terms of this Agreement, the Convertible Bond will have been validly issued and, fully paid and non-assessable, free and clear of all Liens. Each of the terms of the Convertible Bond, as set forth in the Terms of the Convertible Bond, is legal, valid and enforceable.

(b) The Common Stock to be issued upon conversion of the Convertible Bond has been duly authorized by all necessary corporate action on the part of the Company. Once issued upon conversion of the Convertible Bond, such Common Stock will have been validly issued, fully paid and non-assessable and will be freely tradable on the market on which the Common Stock is traded on the date of this Agreement. The Company has duly reserved a sufficient number of shares of Common Stock for issuance upon conversion of the Convertible Bond.

4.4	Corporate Power; Authorization; Enforceable Obligations.

(a) The execution, delivery and performance by the Company of this Agreement and the issuance and sale of the Convertible Bond (i) are within the Company’s corporate power; (ii) have been duly authorized by all necessary corporate action; (iii) are not in contravention of any provision of the Company’s Articles of Incorporation; (iv) will not violate, in any material respect, any law or regulation, or any order or decree of any Governmental Authority binding on the Company.

(b) This Agreement has been duly executed and delivered by the Company, and constitutes the valid and binding obligations of the Company enforceable against the Company in accordance with its terms. When issued by the Company in accordance with this Agreement, the Convertible Bond will constitute the valid and binding obligations of the Company enforceable against the Company in accordance with its terms.

4.5	Liabilities.

The Company has no material contingent liabilities, except current liabilities incurred in the ordinary course of business and liabilities disclosed in filings made with regulatory authorities.

4.6	Compliance with Other Instruments.

The Company is not in violation or default of any term of its Articles of Incorporation or Bylaws, or of any material provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order or writ. The execution, delivery and performance of and compliance with this Agreement and the issuance and sale of the Convertible Bond by the Company pursuant hereto, will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term or provision, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

4.7	Litigation.

Except as has been fully disclosed in regulatory filings made by the Company, there is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company that could be reasonably expected to prevent the Company from entering into and performing its obligation under this Agreement or consummating the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for any of the foregoing. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

4.8	Compliance with Laws; Permits.

The Company is not in violation in any material respect of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement and the issuance of the Convertible Bond, except such as has been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner. The Company has all material franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would materially and adversely affect the business, properties, prospects or financial condition of the Company.

4.9	Valid Offering.

Assuming the accuracy of the representations and warranties of Purchaser contained in this Agreement, the offer, sale and issuance of the Convertible Bond and of any Common Stock issuable upon its conversion Securities will be in full compliance with all laws and regulations applicable to the Company.

4.10	Regulatory Filings.

The Company has filed all proxy statements, reports and other documents required relating to its outstanding securities required to be filed by it under applicable law. Each such filing was, at the time of its filing, in substantial compliance with the requirements of applicable law and none of such filings or the financial statements (and the notes thereto) included in the such filings, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.11	Listing.

The Company’s Common Stock is listed for trading on the KOSDAQ and satisfies all requirements for the continuation of such listing. The Company has not received any notice that its Common Stock will be delisted from the KOSDAQ or that its Common Stock does not meet all requirements for listing.

4.12	Properties; Liens; Security Agreement.

Schedule 4.12 contains a complete and accurate list and description of all of the assets of the Company that are subject to Liens, the names of the parties that hold Liens on each of such assets and the amounts of the obligations that are secured by each such Lien, all as the date of this Agreement. Except as set forth on Schedule 4.12, the Company has good and marketable title to its properties and assets, and good title to its leasehold estates, in each case subject to no Lien, other than (a) those resulting from taxes which have not yet become delinquent, (b) minor Liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company, and (c) those that have otherwise arisen in the ordinary course of business. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair, normal wear and tear excepted, and are reasonably fit and usable for the purposes for which they are being used. The Company is in compliance with all material terms of each lease to which it is a party or is otherwise bound. Upon the payment of the Total Purchase Price, Purchaser will have a Lien on all of the assets of the Company which complies in full with the requirements of Section 1 of the Terms of the Convertible Bond.

V.	Purchaser’s Representations and Warranties

Purchaser hereby represents and warrants to the Company that:

5.1	Authority to Execute and Perform Agreement.

Purchaser has full right, power and authority to enter into, execute and deliver this Agreement and to subscribe for and purchase from the Company at the Closing the Convertible Bond to be purchased by Purchaser hereunder.

5.2	Due Authorization; Enforceable Obligations.

(a) Purchaser has taken all actions necessary to authorize it to enter into and perform its obligations under this Agreement.

(b) This Agreement has been duly executed and delivered by Purchaser, and constitutes, the valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms.

VI.	Indemnification

6.1	Indemnification by the Company.

The Company shall indemnify, defend and hold harmless Purchaser, and its directors, officers, employees, affiliates and agents as may apply (collectively, the “Purchaser Indemnified Persons”) from and against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including, without limitation, interest, penalties, court costs and attorneys’ fees (collectively, “Losses”), that any Purchaser Indemnified Person shall incur or suffer, which arise out of, or relate to (i) any breach or alleged breach of any of the Company’s representations and warranties contained in this Agreement, the Convertible Bond or in any certificate or instrument furnished or to be furnished thereunder or (ii) any failure or alleged failure by the Company to perform any agreement to be performed by it under this Agreement or in any certificate or instrument furnished or to be furnished by the Company thereunder.

6.2	Indemnification by Purchaser.

Purchaser shall indemnify, defend and hold harmless the Company and its directors, officers, employees, affiliates and agents (collectively, the “Company Indemnified Persons,” and together with the Purchaser Indemnified Persons, the “Indemnified Persons”) from and against and in respect of any and all Losses that any of the Company Indemnified Persons shall incur or suffer, which arise out of, or relate to (i) any breach or alleged breach of any of Purchaser’s representations and warranties contained in this Agreement or in any certificate or instrument furnished or to be furnished thereunder or (ii) any failure or alleged failure by Purchaser to perform any agreement to be performed by it under this Agreement or in any certificate or instrument furnished or to be furnished by Purchaser thereunder.

VII.	Termination

7.1	Termination.

This Agreement shall be terminated on or any time prior to the Closing Date:

(a) by mutual agreement of the Purchaser and the Company; or

(b) by (i) Purchaser, upon a material breach by the Company of any of its representations and warranties or covenants in this Agreement, and (ii) the Company, upon a material breach by Purchaser of any of its representations and warranties or covenants in this Agreement.

(c) by either the Company or Purchaser, if the Closing shall not have occurred on or prior to the 16th day of February, 2005, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth in this Agreement required to be performed or observed by such party on or before Closing.

7.2	Termination Consequences.

Upon termination, this Agreement shall be null and void and be of no further force and effect, except for Sections 8.8, 8.9 and 8.10; provided, however, that the termination of this Agreement shall not relieve any breaching party from liabilities arising from its breach of this Agreement prior to such termination.

7.3	Survival of Representations and Warranties.

All representations and warranties contained in this Agreement or made in writing by any party in connection with this Agreement shall survive the Closing.

VIII.	GENERAL PROVISIONS

8.1	Notices.

All notices and communications to be given or made by any party under this Agreement shall be in writing and delivered by hand-delivery, registered first class mail (return receipt requested), facsimile, or air courier guaranteeing overnight delivery, addressed as follows, or to such other Person or address as the party named below may designate by notice:

If to the Company:	Axess Telecom Co., Ltd. Sungdo Bldg., 9th Fl., 587-23 Sinsa-Dong, Kangnam-Gu Seoul, Korea, 135-747 Attention: Chun-Gil Seo, CEO and President

If Purchaser:

Axesstel, Inc.

6815 Flanders Drive, Suite 210.

San Diego, CA 92121 U.S.A.

Attention:    David Morash, President, and

Chief Operating Officer

With a copy to:

Helen Chao, Esq.

General Counsel

at the same address

Each such notice or other communication shall be deemed to have been duly given on the date on which it is received.

8.2	Assignment.

Neither this Agreement nor any right or obligation arising under this Agreement may be assigned by the Company without the prior written consent of Purchaser, or by Purchaser without the prior written consent of the Company. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, and no other Person shall have any right, benefit or obligation under this Agreement.

8.3	Amendment; Waiver.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise of such right, power or privilege or the exercise of any other right power or privilege. No waiver by any party of any condition to its obligations to consummate the transactions contemplated by this Agreement shall operate as a waiver of such party’s rights to indemnification under Section 6 with respect to the same or any other matter. Except as otherwise provided in this Agreement, the rights and remedies provided under this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

(c) For purposes of clarification, all notices and consents pursuant to any provision under this Agreement shall be in writing.

8.4	Section and Other Headings.

The section and other headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

8.5	Severability.

If one or more provisions of this Agreement are held to be unenforceable to any extent under applicable law, each such provision shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by law so as to effectuate the parties’ intent to the maximum extent, and the balance of the Agreement shall be interpreted as if such provision were so interpreted and shall be enforceable in accordance with its terms to the maximum extent permitted by law.

8.6	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same document.

8.7	Further Assurances.

Purchaser and the Company shall use all reasonable efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate the transactions contemplated by this Agreement, including, without limitation, making application as soon as practicable for all consents and approvals that may be required in connection with the purchase or conversion of the Convertible Bond by Purchaser and diligently pursuing the receipt of such consents and approvals in good faith.

8.8	Confidentiality.

(a) Except as required by law (including, without limitation, an rule or regulation of any Government Authority or securities exchange), Purchaser and the Company shall, and each shall cause its shareholders, officers, directors, employees, agents and attorneys to keep confidential, and not disclose or use in any manner, any Confidential Information (as defined below), regardless of whether the transactions contemplated herein shall be consummated. In the event the transactions contemplated herein are not consummated or this Agreement is terminated, the parties shall return to the appropriate party or destroy all Confidential Information in their possession. In the event any disclosure of Confidential Information is or becomes required by law (including, without limitation, an rule or regulation of any Government Authority or securities exchange), the disclosing party shall give at least five (5) Business Days advance notice to Purchaser and/or the Company, as applicable.

(b) As used herein, “Confidential Information” means all propriety or confidential information in any form, relating to the Company or its business, other than information which (i) is known to the recipient at the time of disclosure, (ii) is or becomes available to any third party without restriction or (iii) is or becomes available to the recipient without restriction from a source other than the Company or its representatives. Information concerning the existence and the terms and conditions of this Agreement and the Convertible Bond shall not be considered Confidential Information.

8.9	Governing Law and Language.

This Agreement shall be governed by, construed and enforced in accordance with the laws of the Republic of Korea without giving effect to the principles thereof relating to conflicts of law. Should any conflict arise between the English language version of this Agreement and any translation hereof, the English language version shall prevail.

8.10	Dispute Resolution.

In the event of any dispute, claim or controversy between the parties arising out of or relating to this Agreement or the Convertible Bond, whether in contract, tort, otherwise, and whether relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement, such dispute, claim or controversy shall be resolved by and through an arbitration proceeding to be conducted in Seoul, Korea, in the English language, by a panel of three arbitrators in accordance with the rules of the International Chamber of Commerce. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The parties agree that arbitration as set forth above shall be the sole means of resolving any disputes, claims and controversies among them arising out of this Agreement.

8.11	Attorneys’ Fees.

In the event that any arbitration proceeding, suit or action is instituted to enforce any provision in this Agreement or the Convertible Bond, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement or the Convertible Bond, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

8.12	Entire Agreement.

This Agreement, including the exhibit attached hereto, constitutes the entire understanding of the parties with respect to the subject matter of such documents and supersede all prior agreements and understandings, both written and oral, of the parties with respect to the subject matter of such documents.

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IN WITNESS WHEREOF, the Company and Purchaser have executed this Agreement on the day and year first above written.

THE COMPANY:		PURCHASER:

AXESS TELECOM CO., LTD.		AXESSTEL, INC.

By:	/s/ Seo Chun Gil	By:	/s/ Jason Kim

Name:	Seo Chun Gil	Name:	Jason Kim

Title:	CEO	Title:	EVP

Exhibit A

TERMS OF

CONVERTIBLE BONDS

The relative rights, preferences, powers, qualifications, limitations and restrictions granted or imposed upon the Convertible Bond or the holder thereof are as follows:

1.	Designation; Number of Convertible Bond; Security.

The designation of the bonds of the Company hereby shall be the “Convertible Bond,” par value KRW 1,000,000,000 per Convertible Bond. The number of Convertible Bond shall be one (1) Convertible Bond. The obligations of the Company under the Convertible Bond shall be secured by a security interest on all of the assets of the Company granted by the Company to Purchaser pursuant to the Agreement. The security interest shall be a first Lien on all assets of the Company that are unencumbered as of the date of the Agreement and, with respect to all other assets of the Company, shall be subordinate only to Liens in effect on the date of the Agreement. The Agreement prohibits the Company from granting additional Liens on its assets and from increasing the amount of indebtedness that any Lien secures.

2.	Interest.

The holder of the Convertible Bond shall be entitled to be paid interest at an annual coupon rate of 8%. The Company shall pay interest quarterly in arrears on or before the last business day of each calendar quarter. Following the conversion into Common Stock of any portion of the Convertible Bond, no further interest shall accrue or become payable on such portion of the Convertible Bond, but any interest that has previously become due and payable shall be paid in full on the date of conversion. Any accrued interest that has not been paid shall be due and payable in full on the Maturity Date, as defined herein below, or the date of Early Redemption / Repurchase, whichever occurs earlier.

3.	Currency.

All the payments, including the principle and interest, made by the Company shall be made in Korean Won.

4.	Maturity; Events of Default.

(a) The Convertible Bond shall be redeemed on the 16th day of February, 2008, or, if this date is not a Business Day, the next immediate Business Day thereafter (“Maturity Date”). On the Maturity Date, the principal of the Convertible Bond, plus accumulated and unpaid interest will be paid.

(b) Upon the occurrence of an Event of Default, as defined below, at the election of the holder of the Convertible Bond, all principal and accrued and unpaid interest outstanding under the Convertible Bond shall become immediately due and payable effective upon the delivery of a written notice of default and acceleration by the holder to the Company. The term Event of Default means any one or more of the following:

(i) The Company shall fail to pay any payment of interest when due.

(ii) The Company shall breach its obligation set forth in Section 2.3 of the Agreement to terminate all use of the Axess Trademarks not later than 60 days after the Closing date and not to make any use of the Axess Trademarks thereafter or shall breach any other material covenant, term or condition of the Agreement or the Convertible Bond.

(iii) Any material representation or warranty of the Company made in the Agreement shall be materially false or misleading.

(iv) The Company shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

(v) Any money judgment, writ or similar final process shall be entered or filed against the Company or any of its property or other assets for more than KRW 100,000,000 and shall remain unvacated, unbonded or unstayed for a period of ninety (90) days.

(vi) The Company shall default with respect to any indebtedness of the Company, exceeding KRW 100,000,000 in amount, and under the terms of such indebtedness such default entitles the holder of the indebtedness to declare such indebtedness fully due and payable.

(vii) Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company, and, in the case of any involuntary proceeding or relief under such bankruptcy laws, not stayed or dismissed within forty-five (45) days after the date of commencement thereof.

(viii) The listing or trading of the Common Stock on the stock market on which it is traded on the Closing Date shall be suspended or terminated for 5 consecutive days or 5 days during a period of 10 consecutive days, excluding in all cases a suspension of all trading on such market, provided that the Company shall not have been able to cure such trading suspension within 30 days of the notice thereof or list the Common Stock on another market of at least equal stature within 60 days of such notice.

(ix) The Company shall fail, upon a conversion of all or a portion of the Convertible Bond into Common Stock, to timely deliver a certificate representing Common Stock to the holder or to timely record on its books that the holder continues to be the holder of any portion of the Convertible Bond that is not converted.

5.	Repurchase.

The Company will have the option, upon a written request to Purchaser to repurchase the Convertible Bond on the 16th day of February, 2006 and 2007. For the avoidance of any doubts, the foregoing option shall not be exercisable during any other days than the 16th days of

February, 2006 and 2007. The amount to be paid to Purchaser for the Convertible Bond will be the principal of the Convertible Bond, plus accumulated and unpaid interest accrued up to the date of such repurchase. If the Company elects to repurchase the Convertible Bond on either of the two dates specified above, the Company shall give Purchaser written notice of such election at least 15 days prior to such date, and Purchaser shall be entitled to convert all or any portion of the Convertible Bond into Common Stock prior to the date on which the repurchase is scheduled to occur. If within 90 days after any conversion of any portion of the Convertible Bond into Common Stock that follows Purchaser’s receipt of a notice of election to prepay from the Company, an event occurs that, pursuant to Section 6(c) below results (or, if no portion of the Convertible Bond remains outstanding, would have resulted) in a decrease in the Conversion Price, the Company shall issue to Purchaser an additional number of shares of Common Stock so that Purchaser will have received the aggregate number of shares of Common Stock upon conversion that it would have received had the decrease in the Conversion Price taken effect prior to the conversion.

6.	Conversion.

(a) Each Convertible Bond shall be convertible, in whole or in part, at the option of the holder thereof at any time or times starting one (1) year after the Closing Date, at the office of the Company, into such number of fully paid shares of Common Stock as is determined by dividing (i) the amount equal to the aggregate original issue price of the Convertible Bond or the portion of the Convertible Bond to be converted by (ii) the Conversion Price in effect on the date of conversion. The initial Conversion Price of the Convertible Bond shall be the closing price of the Common Stock on the KOSDAQ on the 15th day of February, 2005.

(b) The Conversion Price shall be appropriately decreased upon any stock split or stock dividend affecting the Common Stock, and shall be appropriately increased upon any combination of the outstanding shares of Common Stock into a lesser number of shares.

(c) If at any time after the Closing Date, the Company sells any shares of its Common Stock at a price less than the then effective Conversion Price, issues any warrant, option or other right to purchase shares of the Common Stock with an exercise price less than the then effective Conversion Price or issues any securities convertible into shares of Common Stock at a rate reflecting a price for the Common Stock less than the then effective Conversion Price, the Conversion Price shall be reduced to, as applicable, the price at which such shares were sold, the exercise price of such options, warrants or other rights to purchase or the price on which such conversion rate is based.

(d) Upon any conversion of all or any portion of the Convertible Bond, the Company shall issue to the holder shares of Common Stock that are freely tradeable by the holder on the market on which the Common Stock is then traded, so that the holder, if it so elects, may sell any or all of such shares in such market without delay.

7.	Mechanics of Conversion.

(a) Before any holder of the Convertible Bond shall be entitled to convert the same into Common Stock pursuant to Section 5 above, it shall give written notice to the Company at such office that he or she elects to convert the same or a specified portion of the same. A conversion pursuant to Section 5 above shall be deemed to have been effected immediately prior to the close of business on the date of the delivery of the conversion notice. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion shall be treated for all purposes as the record holder or holders of such Common Stock as of such date.

(b) The Company shall, as soon as practicable after delivery of a conversion notice, issue and deliver to such holder of the Convertible Bond, a certificate or certificates for the number of shares of Common Stock to which it shall be entitled and, if only a portion of the Convertible Bond has been converted, shall record on its books that the holder remains the holder of the portion of the Convertible Bond that remains outstanding.

8.	No Fractional Common Stock.

The number of whole shares of Common Stock to be issued to the holder of the Convertible Bond upon conversion shall be determined on the basis of the number of shares of Common Stock issuable upon the conversion of the Convertible Bond held by such holder at the time of the conversion. No fractional share of Common Stock shall be issued upon the conversion of the Convertible Bond. The Company shall pay, in cash, to the holder of the Convertible Bond, the amount calculated by multiplying such fractional share by the fair market value of one share of Common Stock as determined by the Board of Directors.

9.	Reservation of Common Stock Issuable Upon Conversion.

The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Convertible Bond, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Convertible Bond; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Convertible Bond, in addition to such other remedies available to the holder of such Convertible Bond, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares of Common Stock as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Company’s Articles of Incorporation.

10.	Termination of Rights Upon Conversion.

All rights and obligations relating to the Convertible Bond shall terminate immediately upon the conversion of the entire Convertible Bond into Common Stock.